UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

RYVYL Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee: (Check the appropriate box):

☒	No fee required

☐	Fees paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

YOUR VOTE IS IMPORTANT - PLEASE VOTE YOUR SHARES TODAY

RE: Reminder of Annual Meeting of Shareholders

Dear RYVYL Inc. Shareholders,

We hope this message finds you well. We are writing to remind you that the RYVYL Inc. Annual Meeting of Shareholders is scheduled for December 15, 2025. This is an entirely new meeting, separate from the previously scheduled annual meeting that was subsequently cancelled in October, and your previous vote does not carry over. You will need to vote again for your shares to be counted at this rescheduled meeting.

Whether you hold a large or small position, your vote truly matters. At the Annual Meeting, the following proposals will be voted upon:

1.	Election of Four Directors
Our nominated directors bring experience and independence critical to guiding RYVYL Inc.’s strategy, oversight, and long-term growth.

2.	Ratification of Independent Auditor (Simon & Edward, LLP)
This proposal is to maintain consistent, high-quality auditing and financial transparency. This is key to investor trust and regulatory compliance.

3.	Reverse Stock Split Authorization (1-for-20 to 1-for-50)
This proposal would provide our Board of Directors flexibility to act (if necessary) in order to maintain compliance with Nasdaq’s continued listing requirements, improve stock perception, and strengthen our capital structure. This authorization does not automatically effect a reverse split; it simply ensures we can respond quickly if market conditions demand it.

4.	Increase the Number of Authorized Shares of Common Stock from 100,000,000 to 500,000,000
This proposal is to give RYVYL Inc. the flexibility to raise capital, pursue partnerships, and fund growth opportunities. Any future issuances will be evaluated carefully to protect shareholder value.

Our Board of Directors recommends a vote FOR all proposals as described in your proxy materials. If you have not yet voted, we strongly encourage you to do so as soon as possible by calling 888-742-1305.

Thank you for your continued support and engagement with RYVYL Inc.

Sincerely,

George Oliva

Director, Interim Chief Executive Officer and Chief Financial Officer